Exhibit 4.4

Execution Copy

CATALENT US HOLDING I, LLC

CATALENT US HOLDING II, LLC

and

THE BANK OF NEW YORK MELLON

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of July 3, 2008

TO

INDENTURE

Dated as of April 10, 2007

$565,000,000 9 1/2%/10 1/4% Senior PIK-Election Notes due 2015

Execution Copy

First Supplemental Indenture (this “First Supplemental Indenture”), dated as of July 3, 2008, among Catalent US Holding I, LLC and Catalent US Holding II, LLC (each, an “Additional Guarantor Subsidiary,” and collectively, the “Additional Guarantor Subsidiaries”), each a subsidiary of Catalent Pharma Solutions, Inc., a Delaware corporation (the “Issuer”), and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of PTS Acquisition Corp., Cardinal Health 409, Inc. and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee a Senior Indenture (the “Indenture”), dated as of April 10, 2007, providing for the issuance of an $565,000,000 aggregate principal amount of 9.50%/10.25% Senior PIK-Election Notes due 2015 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances each of the Additional Guarantor Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which each of the Additional Guarantor Subsidiaries shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. Each of the Additional Guarantor Subsidiaries hereby agrees as follows:

(a) Along with all other Guarantors named in the Indenture (including pursuant to any supplemental indentures), to jointly and severally unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(i) the principal of and interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee thereunder shall be promptly paid in full or performed, all in accordance with the terms thereof; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors and each of the Additional Guarantor Subsidiaries shall be jointly and severally obligated to pay the same immediately. This is a guarantee of payment and not a guarantee of collection.

(b) The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer or any Guarantor, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c) Each of the Additional Guarantor Subsidiaries hereby waives: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever.

(d) This Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and this First Supplemental Indenture. Each of the Additional Guarantor Subsidiaries accepts all obligations applicable to a Guarantor under the Indenture, including Article X of the Indenture (which is deemed incorporated in this First Supplemental Indenture and applicable to this Guarantee) and, as applicable, Section 12.18 of the Indenture. Each of the Additional Guarantor Subsidiaries acknowledges that by executing this First Supplemental Indenture, it will become a Subsidiary Guarantor under the Indenture and subject to all the terms and conditions applicable to Subsidiary Guarantors contained therein.

(e) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors (including the Additional Guarantor Subsidiaries), or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f) The Additional Guarantor Subsidiaries shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g) As between each of the Additional Guarantor Subsidiaries, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VI of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by each of the Additional Guarantor Subsidiaries for the purpose of this Guarantee.

(h) Each of the Additional Guarantor Subsidiaries shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under this Guarantee.

(i) Pursuant to Section 10.02 of the Indenture, after giving effect to all other contingent and fixed liabilities that are relevant under any applicable Bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article X of the Indenture, this new Guarantee shall be limited to the maximum amount permissible such that the obligations of each of the Additional Guarantor Subsidiaries under this Guarantee will not constitute a fraudulent transfer or conveyance.

(j) This Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes and Guarantee, whether as a “voidable preference”, “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Note shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(k) In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(l) This Guarantee shall be a general unsecured senior obligation of each of the Additional Guarantor Subsidiaries, ranking pari passu with any other future Senior Indebtedness of each such Additional Guarantor Subsidiary, if any.

(m) Each payment to be made by each of the Additional Guarantor Subsidiaries in respect of this Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

(3) Execution and Delivery. Each of the Additional Guarantor Subsidiaries agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4) Merger, Consolidation or Sale of All or Substantially All Assets.

(a) The Additional Guarantor Subsidiaries may not consolidate or merge with or into or wind up into (whether or not the Issuer or Additional Guarantor Subsidiary is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) (A) the Additional Guarantor Subsidiary is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Additional Guarantor Subsidiary) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of the Additional Guarantor Subsidiary, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Additional Guarantor Subsidiary or such Person, as the case may be, being herein called the “Successor Person”);

(B) the Successor Person, if other than the Additional Guarantor Subsidiary, expressly assumes all the obligations of the Additional Guarantor Subsidiary under the Indenture and the Additional Guarantor Subsidiary’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(C) immediately after such transaction, no Default exists; and

(D) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(ii) the transaction is made in compliance with Section 4.10 of the Indenture;

(b) Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, the Additional Guarantor Subsidiary under the Indenture and the Additional Guarantor Subsidiary’s Guarantee. Notwithstanding the foregoing, the Additional Guarantor Subsidiaries may merge into or transfer all or part of such Additional Guarantor Subsidiary’s properties and assets to another Guarantor or the Issuer.

(5) Releases.

The Guarantee of each of the Additional Guarantor Subsidiaries shall be automatically and unconditionally released and discharged, and no further action by the Additional Guarantor Subsidiary, the Issuer or the Trustee is required for the release of the Additional Guarantor Subsidiary’s Guarantee, upon:

(a) (i) any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of the Additional Guarantor Subsidiary (including any sale, exchange or transfer), after which the Additional Guarantor Subsidiary is no longer a Restricted Subsidiary or all or substantially all the assets of the Additional Guarantor Subsidiary which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture;

(ii) the release or discharge of the guarantee by the Additional Guarantor Subsidiary of the Senior Credit Facilities or the guarantee which resulted in the creation of the Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(iii) the proper designation of the Additional Guarantor Subsidiary as an Unrestricted Subsidiary; or

(iv) the Issuer exercising its Legal Defeasance option or Covenant Defeasance option in accordance with Article VIII of the Indenture or the Issuer’s obligations under the Indenture being discharged in accordance with the terms of the Indenture; and

(b) the Additional Guarantor Subsidiary delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

(6) No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Additional Guarantor Subsidiaries shall have any liability for any obligations of the Issuer or the Guarantors (including the Additional Guarantor Subsidiaries) under the Notes, any Guarantees, the Indenture or this First Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(7) Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(8) Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(9) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(10) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each of the Additional Guarantor Subsidiaries.

(11) Subrogation. Each of the Additional Guarantor Subsidiaries shall be subrogated to all rights of Holders of Notes against the Issuer in respect of any amounts paid by each such Additional Guarantor Subsidiary pursuant to the provisions of Section 2 hereof and Section 10.01 of the Indenture; provided that, if an Event of Default has occurred and is continuing, the Additional Guarantor Subsidiaries shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under the Indenture or the Notes shall have been paid in full.

(12) Benefits Acknowledged. Each Guarantee of the Additional Guarantor Subsidiaries is subject to the terms and conditions set forth in the Indenture. Each of the

Additional Guarantor Subsidiaries acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this First Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(13) Successors. All agreements of each of the Additional Guarantor Subsidiaries in this First Supplemental Indenture shall bind such Additional Guarantor Subsidiary’s Successors, except as otherwise provided in Section 2(k) hereof or elsewhere in this First Supplemental Indenture. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

CATALENT US HOLDING I, LLC

By:	/s/ Craig Collingwood
Name:	Craig Collingwood
Title:	Secretary

CATALENT US HOLDING II, LLC

By:	/s/ Craig Collingwood
Name:	Craig Collingwood
Title:	Secretary

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Beata Hyriewicka
Name:	Beata Hyriewicka
Title:	Assistant Vice President